As of April 30, 2002, the following person or entity now own more than 25% of a fund's voting security:

PERSON OR ENTITY:                  FUND:                            PERCENTAGE:
Joan Batchelder                    MFS Intermediate Investment    37.8%
500 Boylston Street                Grade Bond Fund
Boston, MA 02116-3740

MFS Fund Distributors, INC.       MFS Emerging Opportunities Fund     25.4%
C/O Massachusetts Financial
Services Co.
500 Boylston Street
Boston, MA 02116-3740

As of April 30, 2002, the following person or entity no longer owns more than 25% of a funds voting security:

PERSON OR ENTITY:                           FUND:
MFS Fund Distributors                       MFS High Quality Bond Fund
C/O Massachusetts Financial Services Co.
500 Boylston Street
Boston, MA 02116-3740

MFS Fund Distributors Inc.          Intermediate Investment Grade Bond Fund
C/O Massachusetts Financial Services Co
500 Boylston Street
Boston, MA 02116-3740